SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. 1)



                          United Ventures Group, Inc.
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                   913146106
                                 (CUSIP Number)



                                 August 9, 2000
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No.    913146106               13G                    Page 2  of 5  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Allstate Financial Corp.
                  54-1208450


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Virginia, United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           4,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         4,000,000

               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NONE
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,000,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 .04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO

________________________________________________________________________________

CUSIP No.   913146106               13G                    Page 3   of 5  Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

United Ventures Group, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

30-00 47th Avenue
Long Island City, NY 11101


________________________________________________________________________________
Item 2(a).  Name of Person Filing:

Allstate Financial Corporation

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

8180 Greensboro Drive, Suite 525.
McLean,VA 22102


________________________________________________________________________________
Item 2(c).  Citizenship:

Virginia, United States of America

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

913146106

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [x]

CUSIP No.  913146106                  13G                    Page 4  of  5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 4,000,000


     (b)  Percent of class:.04%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:     4,000,000  ,


          (ii)  Shared power to vote or to direct the vote :   none      ,


          (iii) Sole power to dispose or to direct the disposition of :
                4,000,000,

          (iv)  Shared power to dispose or to direct the disposition of: none



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

Based on information obtained solely from a public filing made by the registrant, Allstate Financial Corporation believes it holds less than 5% of the common stock of the regitrant.


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.



________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.



________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.



________________________________________________________________________________
Item 10.  Certifications.





          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     August 11,2000
                                                        (Date)



                                                 /s/_C. Fred Jackson
                                                      (Signature)



                                         C> Fred Jackson, Secretary/Treasurer
                                                      (Name/Title)